Exhibit 99.1

To: From: Date: Re:	Members of the Board of Directors and Executive Officers of Popular, Inc. Ignacio Alvarez, Executive Vice President and Chief Legal Officer May 18, 2012 BLACKOUT NOTICE UNDER SARBANES-OXLEYACT OF 2002

Popular, Inc., (“Popular”) has received notice from the plan administrator of the Popular, Inc. USA 401(k) Savings & Investment Plan (the “401(k) Plan”) that activity in Popular common stock under the 401(k) Plan will be closed for participant transactions from 4:00 p.m. ET on May 21, 2012 until approximately 9:00 a.m. ET on June 1, 2012 (the “Blackout Period”).  This temporary suspension is required by the 401(k) Plan’s record keeper, Principal Financial Group, in connection with the 1-for-10 reverse stock split of Popular common stock, which will be effective as of 11:59 p.m. ET on May 29, 2012.

This notice is to inform you about certain special trading restrictions applicable to you as a director or executive officer of Popular during the Blackout Period. During this period you will be prohibited from directly or indirectly purchasing, selling, or otherwise acquiring or transferring any equity securities of Popular (including any related derivative security), acquired in connection with your service as a director or employment as an executive officer. IT IS IMPORTANT TO NOTE THAT THESE TRADING RESTRICTIONS PROHIBIT DIRECTORS AND EXECUTIVE OFFICERS FROM ENGAGING IN THESE ACTIVITIES BOTH WITHIN AND OUTSIDE THE PLAN. This prohibition is imposed by Section 306 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the rules promulgated thereunder by the U.S. Securities and Exchange Commission, commonly referred to as Regulation BTR (Blackout Trading Restriction).

Although the trading restrictions described above are subject to certain exceptions, given the complexity of the rules you should avoid any transactions of this nature during the Blackout Period. In addition, pursuant to Popular’s Insider Trading Policy and pre-clearance procedures, which continue to apply, you may not engage in any transaction involving Popular’s equity securities (including any sale, purchase, gift, loan, pledge, hedge, contribution to a trust or charity, equity compensation plan transaction such as an option exercise, or any other transfer) without first obtaining pre-clearance for such transaction from Popular’s Chief Legal Officer.

This notice is provided to you pursuant to Rule 104 of Regulation BTR and Section 306 of the Sarbanes-Oxley Act.

If you have any questions concerning this notice or the Blackout Period, you should contact Eduardo J. Negrón, Executive Vice President, Administration Group or me. As always, thank you for your cooperation with this matter.